Exhibit 99.1

Tel-Instrument Electronics Corp Announces Results for the Second Quarter


    CARLSTADT, N.J.--(BUSINESS WIRE)--Nov. 15, 2007--Tel-Instrument Electronics Corp ("TEL" or the "Company") today announced its consolidated financial results for the three and six month periods ended September 30, 2007.

                           Three Months Ended      Six Months Ended
                             September 30,          September 30,
                            2007        2006       2007        2006
                         ----------- ---------- ----------- ----------

Net sales                $2,968,247  2,127,349  $6,049,299  3,892,400
Net income (loss) before
 taxes                      (38,496)  (135,185)   (177,335)  (589,731)
Provision (benefit) for
 taxes                      (15,379)   (55,207)    (70,844)  (235,599)
Net income (loss)        $  (23,117)   (82,978) $ (106,491)  (354,132)
Net income (loss) per
 share                       ($0.01)    ($0.04)     ($0.05)    ($0.15)
Weighted average shares
 outstanding              2,362,331  2,298,631   2,353,545  2,290,381

    For the six months ended September 30, 2007, net sales increased approximately 55% to over $6 million, and the loss before taxes decreased from approximately $590,000 to $177,000. For the three months ended September 30, 2007, net sales increased approximately 40% to almost $3 million while the loss before taxes declined from approximately $135,000 to $38,000. The increase in gross margin dollars, associated with the increase in revenues, was partially offset by an increase in engineering, research and development expenditures, primarily associated with the Communications/Navigation (COMM/NAV) Radio Frequency (RF) Avionics Flight-line Tester ("CRAFT") program. Net sales for 2007 include some revenue based on percentage of completion accounting. The gross profit percentage declined partly due to the use of a subcontractor on the ITATS program discussed below.

    Over the last two calendar years, the Company has won competitive awards for two major contracts, CRAFT and ITATS, from the U.S. Navy. These contracts include multi-year production deliveries, commencing late in calendar year 2008 or early 2009, and have an aggregate revenue value of approximately $30 million. The products under these contracts represent cutting edge technology and should provide Tel with a competitive advantage for years to come.

    Research and development expenditures will continue to remain high for the next several quarters to support the CRAFT program (AN/USM-708). Despite ongoing changes in the Mode 5 technology and limited hardware availability for design validation, Tel has successfully demonstrated Mode 5 testing capability to the U.S. Navy and is preparing to deliver several IFF/Mode 5 prototype variants of the AN/USM-708 to other military services later this calendar year. The AN/USM-708 engineering hardware design has been largely completed, but the Company still has to finalize some non-IFF software and conduct systems integration testing. These units are currently scheduled to undergo design validation testing and U.S. Navy TECHEVAL next summer with production currently scheduled to begin late in the 2008 calendar year or early 2009. The Navy has options for up to 750 AN/USM-708 units which, if exercised, would add about $14 million to Tel's backlog and to projected revenues over a several year period. The Navy has also announced plans to possibly purchase up to 450 additional units on a sole source basis. Given the unique nature of the design, this unit could also generate significant sales to other military customers, both domestically and overseas.

    In July 2006, Tel was awarded a second major US Navy contract for an Intermediate Level TACAN Test Set (ITATS, AN/ARM-206). This contract has options for approximately 150 units with a total value of over $12 million; the initial work authorization was $4.4 million. Tel is working with an engineering sub-contractor on this project and this program entails substantially less Tel engineering effort than the AN/USM-708. The development work remains on schedule with pilot production expected to take place next summer and production expected to commence following Navy TECHEVAL. Given the unique nature of the design, this unit could also generate significant sales to other military customers, both domestically and overseas.

    As a consequence of operating losses, stockholders' equity, and cash have declined The Company's credit agreement with Bank of America remains at $1,750,000, against which $350,000 has been drawn down. The bank has agreed to extend the credit agreement until September 30, 2008, and the new agreement includes a new borrowing base calculation tied to working capital. As of September 30, 2007, remaining availability under this modified line is approximately $700,000. Based upon its working capital, backlog, and credit agreement, management believes the Company has adequate funding for its operations for at least the next twelve months.

    The Annual Meeting of Shareholders will be held on December 5, 2007, at the Company's facilities at, 728 Garden Street, Carlstadt, NJ, at 4:00 p.m.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Joseph P. Macaluso, 201-933-1600